EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of December 14, 2006 by and between Hungarian Telephone and Cable Corp., (“HTCC”) a corporation organized under the laws of the State of Delaware. United States of America (HTCC and its subsidiaries are hereinafter referred to as the “Company”) and Steven Fast (“Employee”).

RECITALS:

A.	The Company desires to employ Employee as its Chief Financial Officer. Employee desires to work for the Company as its Chief Financial Officer.

B.	The parties desire to enter into an employment agreement and set forth herein in this new employment agreement the terms and conditions under which Employee shall serve in the above-stated capacity of Chief Financial Officer.

NOW, THEREFORE, in consideration of the respective covenants and agreements of the parties set forth herein, it is agreed as follows:

1.	EMPLOYMENT AND DUTIES

The Company agrees to employ Employee and Employee accepts the employment, subject to the terms and conditions herein, to serve as Chief Financial Officer of the Company. Employee’s duties and responsibilities shall include the duties and responsibilities as set forth by the Company, in all cases consistent with Employee’s position. In particular, employee, as the Chief Financial Officer, shall be responsible for organising and preparing all the accounts and financial statements of HTCC and its subsidiaries and its related US stock market and security regulation filings, and, together with the Chief Executive Officer, signing on these. Employee shall perform faithfully the duties assigned to him to the best of his ability.

2.	PLACE OF EMPLOYMENT

Employee shall be employed at the Company’s subsidiary offices located at Bocskai ut 134-146, Doroftya Udvar, 1113 Budapest, Hungary.

3.	TERM

The term of employment under this Agreement shall commence on 15 January 2007 and continue for an indefinite term, unless terminated in accordance with the terms of this Agreement.

4.	ANNUAL SALARY

Employee shall receive a monthly salary based on an annual base gross salary of two hundred thousand Euro (200,000 Euro). Employee shall be responsible for any employee taxes, in accordance with Paragraph 7 of this agreement. Employee’s salary shall be reviewed on an annual basis, and may be adjusted based upon the performance of the employee.

5.	ANNUAL PERFORMANCE BONUS

Employee shall be eligible to receive a bonus if the Board of Directors of the Company, in its sole discretion, decides to reward Employee for his performance. Any such bonus shall be up to 30% and shall be paid at the Company’s discretion in either (i) cash, (ii) the Company’s stock, (iii) options to purchase the Company’s stock, (iv) any combination of cash, stock or options, or (v) such other form of consideration as the Company shall determine.

6.	EXPATRIATE PACKAGE

Employee shall be entitled to an expatriate package of 2,000 Euro per month in the form of a housing allowance (the “Housing Allowance”), plus reasonable utilities.

7.	EMPLOYEE TAXES

Employee shall be solely responsible for any and all of Employee’s (i) income and (ii) social security, medicare or any other miscellaneous taxes applicable to any salary, bonus, option grant, stock grant, allowance, severance benefit, or any other type of compensation or benefit received by Employee pursuant to this Agreement which is subject to taxation and which shall be paid by employee to any governmental taxing authority including, but not limited to, any governmental taxing authority in the Republic of Hungary or the United States of America. The Company shall be entitled to deduct or withhold all taxes and charges which the Company may be required by law to deduct or withhold therefrom.

8.	HEALTH INSURANCE AND ACCESS CHARGES

Subject to Company and subsidiary policies, the Company will provide Employee, his spouse and his minor dependants with medical and dental health insurance coverage provided such persons meet any coverage requirements that the Company’s insurance carrier may require.

9.	VACATION

Employee will be entitled to 30 days paid vacation per contract year.

10.	AUTOMOBILE

Subject to Company and subsidiary policies, the Company will provide Employee with an automobile for employee’s use during the employment period. The Company will ensure that the vehicle is properly maintained and insured at all times. Employee will be responsible for fuel costs for private use.

11.	MOBILE TELEPHONE

Subject to Company and subsidiary policies, the Company will provide Employee with a mobile telephone during the employment period. Employee will reimburse the Company for all personal telephone calls.

12.	WORK PERMITS

With the Company’s assistance. Employee shall obtain and keep current any Hungarian work permits, residency permits or other similar licenses as may be required by Hungarian law as a result of Employee’s employment by the Company.

13.	COVENANT NOT TO COMPETE

Employee hereby agrees that during the term of this Agreement, he will not, either through any kind of ownership (other than ownership of securities of securities of a publicly held corporation of which Employee owns less than five percent Employee of any class of outstanding securities), or as a director, officer, principal, agent, employee, employer, advisor, consultant, co-partner, or in any individual or representative capacity whatever, either for his own benefit or for the benefit of any other person, firm, or corporation, without the prior written consent of the Company’s Board of Directors, compete with the Company by engaging in any act, including, but not limited to, any of the following:

(a)	canvass, solicit, accept, or perform any type of work performed by the Company for any “customer” (as hereinafter defined) of the Company;

(b)	develop, design, market any services that may be sold by the Company during the term of this Agreement;

(c)	request or advise any firm to withdraw, curtail, or cancel its business with the Company;

(d)	give or attempt to give any person, partnership, or corporation the right to solicit or canvass any customer for the performance of services provided by the Company; and

(e)	induce or attempt to influence any employee of the Company or any employee of any customer to terminate his employment with the view toward competing with the Company or any customer of the Company. As used herein, the term “customer” includes any of the Company customers at any time during the term of this Agreement.

14.	CONFIDENTIAL INFORMATION

14.1	Nondisclosure. Employee expressly covenants and agrees that he will not during the term of this Agreement or at any time after the termination hereof, irrespective of the time, manner, or cause of termination, reveal, divulge, disclose, or communicate to any person, firm, or corporation, other than authorized officers, directors, and employees of the Company, in any manner whatsoever, any “confidential information” (as hereinafter defined) of the Company that would be inconsistent with the position held by Employee or the duties being performed by Employee at the direction of the Company.

14.2	Return of Confidential Information and Other Property. Upon termination of this Agreement. Employee will surrender to the Company all confidential information including, without limitation, all lists, charts, schedules, reports, financial statements, books and records, and all copies thereof, of the Company and all other property belonging to the Company whatsoever. As used herein, “confidential information” means information disclosed to or known by Employee as a consequence of or through his employment for the Company, not generally known in the business in which the Company is or may become engaged, about the Company, its business, products and processes.

15.	BREACH OF COVENANT NOT TO COMPETE AND CONFIDENTIALITY PROVISION

Executive agrees that a substantial violation on his part of any covenant contained in Paragraphs 13 and 14 above will cause such damage to the Company as will be irreparable and for that reason. Employee further agrees that the Company shall be entitled as a matter of right, to an injunction out of any court of competent jurisdiction, restraining any further violation of said covenants by Employee, his employer, employees, partners, or agents. Such right to injunction shall be cumulative and in addition to whatever other remedies the Company may have, including, specifically, recovery of liquidated and additional damages. Employee expressly acknowledges and agrees that the respective covenants and agreements shall be construed in such a manner as to be enforceable under applicable laws if a more limited scope of time is determined by a court or competent jurisdiction to be required.

16.	INDEMNIFICATION

16.1	The Company agrees that if Employee is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company. Employee shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or bylaws or resolutions of the Board or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Employee in connection therewith. The Company agrees to continue to maintain a directors’ and officers’ liability insurance policy covering Employee to the extent the Company provides such coverage for any of its other executive officers.

17.	TERMINATION.

17.1	Reasons for Termination. The employment of Employee with the Company shall terminate automatically upon Employee’s death and may be terminated by written notice

17.1.1	by the Company, upon Employee’s disability which renders him unable to perform his usual and customary duties for a period of 180 consecutive days;

171.2	by the Company without “cause” upon three (3) months notice (cause is hereinafter defined);

17.1.3	by the Company without “cause” without notice;

17.1.4	by Employee upon three (3) months notice;

17.1.5	For purposes of this Agreement, “cause” shall mean

(a)	a failure by Employee to substantially perform Employee’s reasonable and legal duties and as defined by goals established by the Company and agreed to by employee, other than a failure resulting from Employee’s complete or partial incapacity due to physical or mental illness or impairment.

(b)	a “wilful” act by Employee that constitutes gross misconduct and that is injurious to the Company.

(c)	a “wilful” breach by Employee of a material provision of this Agreement, or

(d)	a material and “wilful” violation of a federal or state law or regulation applicable to the business of the Company. No act or failure to act, by Employee shall be considered “wilful” unless committed without good faith and without a reasonable belief that the act or omission was in the Company’s best interest.

17.1.6	by the Company due to the ongoing market consolidation.

17.2	Termination Benefits. If Employee’s employment is terminated by (1) the Company pursuant to Section 17.1 for any reason noted above other than by the Company for “cause”, Employee will be entitled to receive the following benefits as severance (the “Severance Benefits”):

(a)	One (1) month salary at Employee’s then current annual salary level, (housing allowance, pension and other agreed contributions will be considered as part of employees’ salary).

(b)	Payment of any salary, expenses, allowances and benefits accrued by Employee up to the date of the termination;

17.3	Benefits in the Event of Employee’s Death. Except as set forth below, if Employee’s employment terminates automatically in the event of Employee’s death, Employee’s estate will be entitled to receive the Severance Benefits. The Company may, at its option, maintain a life insurance policy for Employee in an amount deemed to be appropriate by the Board and designating Employee’s estate as the beneficiary. If the Company elects to maintain such life insurance and the policy amount equals or exceeds the value of the Severance Benefits (as determined by the Board), Employee’s estate shall only be entitled to receive the proceeds of the insurance policy. If the policy amount is less than the value of the Severance Benefits, the Company shall pay to Employee’s estate an amount equal to the difference between the value of the Severance Benefits and the amount to which the estate would be entitled to under the insurance policy. The Company shall determine the value of the Severance Benefits as soon as practicable after Employee’s death but in no event later than thirty (30) days thereafter.

17.4	Date of Termination, Provision of Severance Benefits.

17.4.1	Termination of Employee’s employment by either party shall be three (3) months after receipt of written notice of termination. This is subject to two exceptions:

(a)	If the termination is for cause, the date of termination shall be the date specified in the notice of termination or if no date is specified then the date on which such notice is received by the Employee.

(b)	The requirement of one (1) month written notice from either party shall be applicable for the first 12 months of employment.

17.4.2	All benefits to which Employee is entitled under Section 17.2 hereof shall be provided within thirty (30) days of termination unless mutually agreed otherwise between the parties. In the case of automatic termination in the event of Employee’s death, the benefits shall be provided no later than thirty (30) days from the date of Employee’s death.

17.4.3

In the case of the situation in paragraph 17.1.6, if Employee is terminated within 12 months of the commencement of employment, the Company, as determined by it, shall pay to the Employee a special severance benefit.

18.	MISCELLANEOUS

18.1	Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter of this Agreement.

18.2	Notices

Any notice or request to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given on the next business day after the same is sent, if delivered personally or sent by telecopy or overnight delivery, or five calendar days after the same is sent, if sent by registered or certified mail, return receipt requested, postage prepaid, as set forth below, or to such other persons or addresses as may be designated in writing in accordance with the terms hereof by the party to receive such notice.

If to the Company, to:

Hungarian Telephone and Cable Corp.

1201 Third Avenue, Suite 3400

Seattle, WA 98101-3034

Facsimile No.: 206-652-2911

Attn: General Counsel

With a copy to:

Hungarian Telephone and Cable Corp.

Bocskai ut 134-146.

1113 Budapest

Hungary

Facsimile No.: 011-361-474-0351

Attention: Human Resources

If to Employee, to:

Steven Fast

3100 Shore Drive

Apartment 1022

Virginia Beach

Virginia 23451

USA

with a required copy to:

Hungarian Telephone and Cable Corp.

Bocskai ut 134-146.

Dorottya Udvar.

1113 Budapest

Hungary

Facsimile No.: 011-361-888-3636

Attention: Steven Fast

18.3	Governing Law: Forum: Consent to Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof. Each of the parties to this Agreement hereby irrevocably and unconditionally

18.3.1	consents to submit to the exclusive jurisdiction of the courts of the State of Delaware for any proceeding arising in connection with this Agreement (and each such party agrees not to commence any such proceeding, except in such courts).

18.3.2	to the extent such party is not a resident of the State of Delaware, agrees to appoint an agent in the State of Delaware as such party’s agent for acceptance of legal process in any such proceeding against such party with the same legal force and validity as if served upon such party personally with the state of Delaware, and to notify promptly each other party hereto of the name and address of such agent.

18.3.3	waives any objection to the laying of venue of any such proceeding in the court of the State of New Your, and

18.3.4	waives, and agrees not to plead or to make, any claim that any such proceeding brought in any court of the State of Delaware has been brought in an improper or otherwise inconvenient forum.

18.4	Counterparts

This Agreement may be executed in one or more counterparts, and each of such counterparts shall for all purposes be deemed to be an original, but all such counterparts together shall constitute but one instrument.

18.5	Assignment

Neither this Agreement, nor the rights and obligations hereunder may be assigned by either party without the prior written consent of the other party.

18.6	Parties in Interest

Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

18.7	Amendment

This Agreement not be amended except by an instrument in writing signed on behalf of each of the parties.

18.8 Extension Waiver

Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other act of the other party to this Agreement or (b) waive compliance by the other party with any of the agreements or conditions contained herein or any breach thereof. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

18.9	Severability

The provisions of this Agreement are severable and, if any provision of this Agreement is determined to be invalid or unenforceable by any court of competent jurisdiction, such provision (in any other jurisdiction) and the other provisions hereof (in any jurisdiction) shall not be rendered otherwise invalid or unenforceable and such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Dated: December 14, 2006

Hungarian Telephone and Cable Corp.

By:	/s/ Torben V. Holm
Torben V. Holm President and Chief Executive Officer

By:	/s/ Steven Fast
Steven Fast Chief Financial Officer

Dear Steven,

I am pleased to confirm the terms of your employment agreement, as discussed.

In referring to the agreement, according to section 17.4.3, a special severance benefit shall be paid to you should your employment be terminated within 12 months of commencement due to market consolidation measures. This special benefit shall consist of the difference between the actual salary paid (200,000 Euro gross) between 15 January 2007 and the termination date, and the rate of 1,400 Euro per day, minus the value of the benefits granted in Sections 6, 8, and 10 (ie expatriate package, car, and health insurance and access charges).

Please do not hesitate to contact me should you have further questions or comments.

Kind regards.

/s/ Torben V. Holm
Torben V. Holm CEO

Operating Subsidiary

1113 Budapest, Bocskai ut 134-146., Tel.: (36-1) 888-3535, Fax: (36-1) 888-3636. www.htcc.hu